Exhibit 99.1


NEWS RELEASE                                           Dorchester Minerals, L.P.
Release Date: April 20, 2004                       3738 Oak Lawn Ave., Suite 300
                                                        Dallas, Texas 75219-4379
Contact: Casey McManemin                                          (214) 559-0300
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       DORCHESTER MINERALS, L.P. ANNOUNCES ITS FIRST QUARTER DISTRIBUTION

     DALLAS, TEXAS -- Dorchester Minerals, L.P. announced today the Partnership's first quarter 2004 cash distribution. The distribution of $.415634 per common unit represents activity for the three month period ending March 31, 2004 and is payable on May 10, 2004 to common unit holders of record as of April 30, 2004.

     Cash receipts attributable to the Partnership's Net Profits Interests during the first quarter totaled $6,062,000. These receipts generally reflect oil and gas sales from the properties underlying the Net Profits Interests during November and December 2003 and January 2004. The weighted average oil and gas prices received for such sales were approximately $27.36/bbl and $5.30/mcf, respectively. Approximately $185,000 of gross capital expenditures attributable to drilling and completion activity was paid by the owner of the working interests in the properties underlying the Net Profits Interests during December 2003 and January and February 2004. Cash receipts attributable to the Partnership's Royalty Properties during the first quarter totaled $6,122,000. These receipts generally reflect oil sales during December 2003 and January and February 2004 and gas sales during November and December 2003 and January 2004. The weighted average oil and gas prices received for such sales were approximately $30.86/bbl and $4.54/mcf, respectively.

     The Partnership received approximately $487,000 from lease bonus and other sources during the first quarter, and received division orders attributable to, or otherwise identified, 44 new wells completed on the Partnership's Net Profits Interests and Royalty Properties located in 24 counties and parishes in seven states.

     Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 563 counties and parishes in 25 states. Its common units trade on the Nasdaq Stock Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

     Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership's properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership's financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.

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